EXHIBIT 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 23rd day of July 2019, by and among Dean Irwin, Melissa Burstein, and Dean Irwin & Melissa Burstein, as Trustees U/T/A June 12, 2017. The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  July 23, 2019

DEAN IRWIN

By: /s/ Dean Irwin

Print Name: Dean Irwin

MELISSA BURSTEIN

By: /s/ MelissaBurstein

Print Name: Melissa Burstein

Dean Irwin & Melissa Burstein, as Trustees U/T/A June 12, 2017

By: /s/ Dean Irwin

Print Name: Dean Irwin

Title: Co-Trustee

By: /s/ Melissa Burstein

Print Name: Melissa Burstein

Title: Co-Trustee